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                                                     EXHIBIT 10.1


                    Enserch Exploration, Inc.
            Non-Employee Directors' Phantom Stock Plan


Article 1.  Establishment, Purpose, and Duration

     1.1 Establishment of the Plan. Enserch Exploration, Inc., a Texas corporation (hereinafter referred to as "EEX" or the "Company") hereby establishes a non-employee Directors' compensation plan to be known as the Enserch Exploration, Inc. Non-Employee Directors' Phantom Stock Plan (hereinafter referred to as the "Plan"), as set forth in this document.

     The Plan shall become effective as of October 22, 1996 (the
"Effective Date") and shall remain in effect until terminated by the Board of Directors pursuant to Section 3.3 herein.

     1.2 Purposes. The purposes of the Plan are to align the economic interests of EEX's Directors with those of shareholders by linking part of the compensation of Directors to increases in value of EEX; and to provide a financial incentive that will help attract and retain Directors of outstanding competence.

Article 2.  Definitions

     Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

     2.1 "Award" means, individually or collectively, a grant of Phantom Stock Units under the Plan.

     2.2 "Award Value" shall mean, with respect to each Phantom Stock Unit, the value on the date of grant equivalent to the average of the high and the low selling prices of one share of common stock as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report) for the New York Stock Exchange as of the date such Unit is deemed to be granted, or if there is no sale on the relevant date, then on the last previous day on which a sale was reported.

     2.3 "Board of Directors" or "Board" means the Board of Directors of EEX.

     2.4 "Change in Control" of EEX means one or more of the following events:

        (a) Any person within the meaning of Section 13(d) and 14(d) of the Exchange Act, other than the Company (including its subsidiaries), has become the beneficial owner, within the meaning of Rule 13d-3 under the 1934 Act, of 20% or more of the combined voting power of the Company's then outstanding Common Stock or equivalent in voting power of any class or classes of the Company's outstanding securities ordinarily entitled to vote in elections of directors ("voting securities"), or

        (b) Shares representing 20% or more of the combined voting power of the Company's voting securities are purchased pursuant to a tender offer or exchange offer (other than an offer by the Company or its subsidiaries or affiliates), or

        (c)  the shareholders of the Company have:

               (i) approved an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation), or

               (ii)  elected two or more persons to serve as
        directors of the Company who were not nominated and approved by the Board or a committee of the Board.

        (d) For the purposes of this Section 2.4, no "change in control" shall be deemed to have occurred as a result of any action taken on transactions (including any Director or shareholder approvals thereof) or changes in the ownership of the Common Stock of the Company arising out of, or in connection with, (1) the merger of the Company with Lone Star Energy Plant Operations, Inc. ("LSEPO"); and (2) the spinoff by ENSERCH Corporation to its shareholders of its entire interest in the Company or any successor to the Company, following such merger with LSEPO.

     2.5 "Company" means Enserch Exploration, Inc., Texas corporation, (including any and all subsidiaries), and any successor thereto, as provided in Section 10.3 hereof.

     2.6 "Director" means an individual who is a member of the Board of Directors of the Company.

     2.7 "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

     2.8 "Non-Employee Director" means a Director of the Company who is ineligible to receive (or has waived any rights to receive) any benefit or benefits under any Company-sponsored pension or retirement plan.

     2.9 "Participant" means any eligible Director who has received an Award under this Plan.

     2.10 "Payout Date" means the date of the earlier to occur of: (i) a Directors' Retirement Date; (ii) a Director's death, or
(iii) a Change in Control.

     2.11 "Payout Value" means the aggregate value of the Phantom Stock Units in a Participant's Account at the Payout Date based on the value of EEX's common stock determined from the average of the high and the low selling prices of shares of common stock of EEX for each day during the ten (10) days immediately preceding and following the Payout Date in which securities are traded on the New York Stock Exchange as reported in the New York Stock Exchange Composite Transactions Report (or any other consolidated transactions reporting system which subsequently may replace such Composite Transactions Report).

     2.12 "Phantom Stock Unit" or "Unit" means an Award granted to a Participant as a measure of participation under the Plan.

     2.13 "Plan" means the Enserch Exploration, Inc. Non-Employee Directors' Phantom Stock Plan, as set forth herein.

     2.14 "Retirement Date" shall mean the date a Director terminates service as a member of the Board of Directors.

Article 3. Administration

     3.1 The Board. The Plan shall be administered by the Board of Directors.

     3.2 Authority of the Board. Subject to the provisions herein, except as limited by law or by the Company's Articles of Incorporation or Bylaws, the Board shall have full power to:
(i) determine the eligibility of Directors to participate in the Plan; (ii) determine the terms and conditions of each grant in a manner consistent with the provisions of the Plan; (iii) construe and interpret the Plan and any agreement or instrument entered into under the Plan; (iv) establish, amend, rescind, or waive rules and regulations for the Plan's administration; and (v) (subject to the provisions of Section 3.3 herein) amend, modify, and/or terminate the Plan. Further, the Board shall have the full power to make all other determinations which may be necessary or advisable for the administration of the Plan to the extent consistent with the Plan.

     Except as limited by applicable law, the Board, at its discretion, has the right to delegate any or all of its administrative duties to a committee of the Board or to any employee or employees of the Company; and to rely on outside counsel, independent accountants, or other consultants to render advice and/or assistance in fulfilling any of its administrative duties hereunder.

     3.3 Amendment, Modification, and Termination. The Board, at its discretion, without prior notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or may suspend or terminate the Plan at any time.

     Notwithstanding the foregoing, other than as permitted by the Plan, no such amendment, modification, suspension, or termination by the Board may materially and adversely affect any outstanding Phantom Stock Unit or the rights of a Participant hereunder, without the written consent of the Participant (or a Participant's beneficiary, as appropriate).

     3.4 Decisions Binding. All determinations and decisions made by the Board of Directors pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, Participants, and any other person claiming an interest under the Plan.

Article 4. Eligibility and Participation

     4.1 Eligibility. Eligibility for participation in the Plan shall be limited to Non-Employee Directors.

     4.2 Participation. Each Non-Employee Director shall automatically participate in the Plan; provided however, that the Board may, in its sole discretion, determine that an otherwise eligible Director shall not participate in a grant of Phantom Stock Units.

Article 5. Establishment of Phantom Stock Units

     5.1       Value of Phantom Stock Units.  Each Phantom Stock
Unit shall have a value on the date of grant which is equal to Award Value as defined in Section 2.2.

     Subsequent to the date of grant, the value of the Phantom Stock Units in a Participant's Account shall be the equivalent of the Payout Value as such term is defined in Section 2.11 hereof. The Board, subject to the terms and limitations of the Plan, shall establish such rules and procedures which it deems appropriate to further govern the value of Phantom Stock Units granted hereunder.

     5.2 Adjustments. In the event of any change in corporate capitalization, such as a stock split or a corporate transaction such as any merger, consolidation, separation, including a spin-off or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number of Phantom Stock Units subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

Article 6. Grant of Phantom Stock Units

     6.1 Grant of Phantom Stock Units. Unless otherwise determined by the Board pursuant to Section 4.2 or as provided in this Section 6.1,

        (a) each Non-Employee Director who is elected between annual meetings of shareholders shall be granted a number of Phantom Stock Units determined by dividing $20,000 by the Award Value as of the date of such election;

        (b) each Non-Employee Director who is elected to the Board at the annual meeting of shareholders of the Company shall be granted a number of Phantom Stock Units determined by dividing $20,000 by the Award Value on the date of the annual meeting; and

        (c) each Non-Employee Director serving on the Effective Date of the Plan who is determined by the Board to be eligible at that time to receive Phantom Stock Units shall be granted an initial award of a number of Phantom Stock Units determined by dividing $20,000 by the Award Value on the Effective Date.

     Anything contained in this Section 6.1 to the contrary notwithstanding, before any grant occurs, the Board may determine that the date of grant specified in paragraphs (a), (b) or (c) above may be postponed to a later date as may be specified by the Board.

     6.2 Dividend Equivalents. As of any dividend payment date or other distribution date with respect to the Company's common stock, each Participant's Phantom Stock Unit Account shall be credited with additional Phantom Stock Units determined by dividing the value of the dividend payment or other distribution which the Director would have received had his or her Phantom Stock Units been actual shares of common stock of the Company by the Award Value on the Payment Date.

     6.3       Vesting of Phantom Stock Units.  A Participant's
Phantom Stock Units shall vest at the earlier of the Director's
Retirement Date, death, or a Change in Control.

     6.4 Phantom Stock Unit Account. A Phantom Stock Unit Account ("the Account") shall be established and maintained by the Company for each Participant that receives an Award under the Plan. Each Account is maintained solely for accounting purposes and shall be the record of the number of Phantom Stock Units granted and the number of Phantom Stock Units granted and credited with respect to dividend equivalents.

Article 7. Payout of Phantom Stock Units

     7.1 Amount of Payout. Except as provided otherwise in this Plan, the total amount payable to a Participant shall be the aggregate Payout Value of the Participant's vested Phantom Stock
Units at the Payout Date.

     7.2 Timing of Payout. Except as otherwise provided herein and subject to Article 8 hereof, the Payout Value of vested Phantom Stock Units shall be paid to Participants, in cash, as soon as practicable following the Payout Date, but in no event later than thirty (30) calendar days following the Payout Date.

     7.3 Common Stock Election. Unless determined otherwise by the Board of Directors, the Participant may elect to receive, in lieu of cash, one share of common stock for each Phantom Stock Unit in the Participant's Phantom Stock Account. Such election shall be made in writing in advance of the Payout Date. Common stock available for such purpose shall be treasury shares and certificates therefor shall be delivered as soon as practicable following the Payout Date, subject to compliance with any federal or state securities laws.

Article 8.  Deferral of Payout

     Within thirty (30) calendar days following each Director's initial grant of Phantom Units under the Plan, such Director may elect to receive amounts otherwise payable under Section 7.2 in one lump sum under the Plan in the form of two (2) through ten (10) approximately equal annual installments beginning as soon as practicable following the Payout Date. An election made under this
Article 8 shall be in writing, in a form prescribed by the Board, and shall be irrevocable. Amounts deferred pursuant to this
Article 8 shall accrue interest commencing on the Payout Date at a rate equal to the prime lending rate in effect as published in "The Wall Street Journal" on the first business day of each month.

     Notwithstanding the foregoing, any unpaid deferred amounts and accumulated interest earned thereon shall be paid to the Participant or his or her beneficiary, as applicable, in the event of, at any time prior to full payment of such deferred amounts and interest earned thereon: (i) the Participant's death; or (ii) a Change in Control. In such event, payment shall be made in a single lump sum, in cash, within thirty (30) calendar days after the Participant's death or the effective date of a Change in Control, as applicable.

Article 9.  Rights of Participants

     9.1 Service. Nothing in this Plan shall interfere with, or limit in any way, the right of the Company to terminate any Participant's service on the Board of Directors at any time in accordance with applicable law, nor confer upon any Participant any right to continue in the service of the Company.

        9.2 Nontransferability. No Phantom Stock Unit and the corresponding rights granted hereunder may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

     9.3 Beneficiary Designation. Each Participant under this Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any amount under the Plan is to be paid in case of the Participant's death before receipt of any or all of such amounts. Each designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, amounts remaining unpaid at the Participant's death shall be paid to the Participant's estate.

Article 10.  Miscellaneous Provisions

     10.1 Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

     10.2 Costs of the Plan. All costs of the Plan including, but not limited to, payout of Phantom Stock Units and administrative expenses, shall be incurred by the Company out of the Company's general assets. Although not prohibited from doing so, the Company is not required in any way to segregate assets in any manner or to specifically fund the benefits provided under this Plan.

     10.3 Successors. All obligations of the Company under this Plan with respect to Phantom Stock Units, and the corresponding rights granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the voting interests, the business and/or the assets of the Company.

     10.4 Indemnification. Each person who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.

     The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled through any authority that the Company may have to indemnify them or hold them harmless, or by operation of law.

Article 11.  Requirements of Law

     11.1 Requirements of Law. The granting, administration, and payout of Phantom Stock Units under this Plan shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

     11.2 Governing Law. This Plan and all agreements hereunder shall be construed in accordance with and governed by the laws of the State of Texas.